EXHIBIT 6.2

DocuSign Envelope ID: 49647823-32C5-4985-A27F-1BBCA3D2B44A

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Equipment Finance Agreement

marlin capital solutions®

("We" or "Us"):
Marlin Leasing Corporation | 300 Fellowship Road, Mt. Laurel, NJ 08054 | p: 888-479-9111 | f: 888-479-1100
marlincapitalsolutions.com

DESCRIPTION OF FINANCED EQUIPMENT ("PRODUCTS") (Include quantity, make, model, serial number and accessories. Attach schedule if necessary.) ***MUST BE COMPLETED***

CNC Factory CNC Router

App#: 1526312

CUSTOMER ("YOU")

Company Name (Exact business name): WebTez Inc d/b/a ModVans **Address:** 1673 Donlon Street Suite 202, Ventura, CA 93003
Phone: 8058566585 **Email:** pj@modvans.com **Federal Tax ID#:** 454540049 **Business Type:** Corporation **State of Inc/Org:**
Product Location: 920 Graves Ave.OxnardCA93030
Vendor: CNC Factory **Address:** 4021 W Chandler avenue santa ana CA 92704 **Vendor Phone #:**

Term (Mos.)	Total No. of Payments	Amount of Each Payment	Advance Rentals	Security Deposit	Payment Frequency	Total Amount Financed
60	60	1750.80 (plus applicable taxes)	$0.00 First 0 and Last 0 Mos.	$0.00	Monthly	$86,367.07

TERMS OF AGREEMENT BELOW – PLEASE REVIEW OUR USPA FEDERAL LAW DISCLOSURE @ www.marlincapitalsolutions.com/USPA

1. You want to acquire the Products from the above vendor. You want Marlin to finance them for you. This Agreement will begin when we accept the Agreement and will continue for the entire Agreement Term plus any interim period. You will unconditionally pay us all amounts due, without any right to set-off. If we do not receive your Payment by its due date, there will be a late fee equal to 15% of the late amount (or, if less, the maximum amount allowable under law) which you agree is a reasonable estimate of the costs we incur with respect to late Payments and is not a penalty. Upon your request, we will waive the first assessed late charge. *We may charge you (i) a partial Payment (interim rent) for the time between delivery and the due* date for the first regular Payment and (ii) a one-time documentation fee up to $550. You agree that we may adjust the Payment amount if the final Products cost varies by up to 15% from the amount the Payment was based upon. This Agreement is not binding on us until we sign it. You agree a scanned, facsimile, or electronic copy this Agreement and of your signature will be considered as good as an original signature and admissible in court as conclusive evidence of this Agreement. Our copy of this Agreement will be deemed chattel paper and evidence your monetary obligation to us.

2. You have paid us one or more advance payments and/or a security deposit in the amount(s) indicated above. If the Agreement does not commence for reasons other than our own negligence, we may retain such monies to compensate us for our credit and other administrative costs. You agree the security deposit will not bear interest and that we may apply it to any amount owed to us, and if we do so, you agree to restore it to its original amount. You may request the return of the security deposit only after all of your obligations under this Agreement have been met in full.

3. You alone selected the vendor and the Products. You asked us to finance your purchase of the Products. **We are not related to the vendor and we cannot get a refund, nor is the vendor allowed to waive or modify any term of this Agreement. Therefore, the Agreement cannot be canceled by you for any reason, even if the Products fail or are damaged and it is not your fault.** We are financing the Products for you "as is" and we disclaim all express and implied warranties, including any warranty of merchantability or fitness for a particular purpose. You are responsible for installation and all service. The vendor may have given you warranties. You may contact the vendor to get a statement of any warranties. We assign to you any warranties the vendor may have given us. You shall settle any dispute regarding the Products performance directly with the vendor. **You promise that the Products will be used only for business and not for personal, family or household purposes**. You will keep and use the Products only at the above address, not move or return them prior to the end of the Agreement Term, and will not allow the Products to be used outside of the United States. Your Payment may include amounts you owe to the vendor under a separate maintenance, service and/or supply arrangement. We may invoice such amounts on the vendor's behalf for your convenience. You agree that any claims related to maintenance, service or supplies will not impact your obligation to pay us the full amount due under this Agreement. You agree that as to any software financed under this Agreement: we have not had, do not have, nor will have any title to such software but will have all rights of a secured party under the UCC and a continuing security interest in the license.

4. You will be in default under this Agreement if any of the following occur: (a) you fail to make any Payment or fail to pay any other amount due under this Agreement by its due date; (b) you fail to comply with any other term or condition of this Agreement or any other agreement between us, or fail to perform any obligation imposed upon you relating to this Agreement or any such other agreement; or (c) you become deceased (if the Customer entity under this Agreement is one or more natural persons), go out of business, admit your inability to pay your debts as they fall due, become insolvent, make an assignment for the benefit of your creditors, file (or have filed against you) a petition in bankruptcy, a trustee or receiver of your business assets is appointed, or you sell all or substantially all of such assets; (d) you allow a controlling interest in the Customer (you) to be sold, transferred, or assigned to any person(s) or entity(ies) other than those who hold a controlling interest as of the date hereof whether by merger, sale or otherwise; (e) you enter into any merger or reorganization in which the Customer is not the surviving entity; or (f) you allow a Blocked Person to have ownership interest in or control of Customer. "Blocked Person" means any person or entity that is now or at any time (A) on a list of Specially Designated Nationals issued by the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury or any sectoral sanctions identification list, or (B) whose property or interests in property are blocked by OFAC or who is subject to sanctions imposed by law, including any executive order of any branch or department of the United States government or (C) otherwise designated by the United States or any regulator having jurisdiction or regulatory oversight over Marlin, to be a person with whom Marlin is not permitted to extend credit to or with regard to whom, a Customer relationship may result in penalties against Marlin or limitations on a lender's ability to enforce a transaction.

5. In the event you default under this Agreement, as defined above, we will have the right to take ANY OR ALL of the following actions, in addition to any and all other remedies that may be available to us under law: *(i) you authorize us to debit, via the ACH system, any Payment(s) due or amounts owed to us (including the* Lender's Loss) from any bank account(s) we have on file for you or that you may provide us with from time to time (and in our doing so, you agree to be bound by NACHA Operating Rules); and/or (ii) repossess or disable the Products, and/or (iii) file a lawsuit against you to collect the Lender's Loss. The "Lender's Loss" means the sum of (1) all past due rent then due, plus (2) all rent that will become due in the future during the unexpired term discounted from the dates the respective Payments would be due at a discounted rate of 3% per annum, plus (3) all other fees, charges, taxes or amounts that are then due. You agree to pay all of our reasonable legal costs, including but not limited to reasonable attorney's fees, and reasonable overhead for employee time spent on preparing for suit or attempting to collect Payments. You agree to pay (i) a convenience fee for any Payment you elect to make by telephone and (ii) a charge of $30 if any Payment made by ACH or check is dishonored or returned. **This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (where we have an office and accepted this Agreement). You agree that any suit relating to this Agreement shall be brought in a state or federal court in Pennsylvania.** You irrevocably consent and submit to the jurisdiction of such courts, and you waive any claim that any such court is an inconvenient or improper forum. **Each party waives any right to a jury trial.** You grant us a first priority, purchase money security interest in the Products and its proceeds to secure your obligations under this Agreement. You authorize us and our agents to file Uniform Commercial Code ("UCC") financing statements to evidence our interest in the Products. You will provide any landlord or mortgagee waivers we request, and you agree to take any other action we request to protect our interest in the Products and our rights under this Agreement. Any written notice hereunder to Customer or Marlin shall be deemed to have been given when delivered personally or deposited with a recognized overnight carrier service or in the United States mail, postage prepaid, addressed to recipient at its address set forth on the first page of this Agreement or at such other address as may be last known to the sender.

6. You must pay us for all sales, use, and other taxes relating to the Agreement and the Products. We may adjust this Agreement and the Payment above to finance for you any taxes and fees due at Agreement inception. We may bill you based on our estimate of the taxes and fees. **You accept all risks of loss, injury or damage caused by the Products and shall indemnify us for all suits and other liabilities arising from the same.** This indemnity will continue even after the Agreement has ended. You must maintain acceptable liability insurance naming us as "additional insured". You must keep the Products insured against all risks of loss in an amount equal to the replacement cost and have us listed on the policy as "loss payee." If you do not give us proof of the required insurance within 30 days after the Agreement commences, then depending on the original Products cost we may, but are not obligated to, obtain insurance to cover our interests and charge you a fee for such coverage (including a monthly administration fee and a profit to us). You can cancel the insurance coverage fee at any time by delivering the required proof of insurance.

7. You may not sell, transfer, assign or sublease the Products or Agreement to anyone else without our prior written approval. You agree to keep the Products free and clear of all liens and claims. We may sell or transfer our interests to another entity, who will then have all of our rights but none of our obligations. Those obligations will continue to be ours. The rights we pass on to the new entity will not be subject to any defenses, claims or set-offs you may assert against us. All prior conversations, agreements and representations relating to this Agreement or Products are integrated herein. None of the terms of this Agreement shall be changed or modified except in writing duly executed by you and us. Any action by you against us must be commenced within one year after the cause of action arises or be forever barred. Time is of the essence with respect to the obligations of Customer under this Agreement. Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions of this Agreement, and any such unenforceability in any jurisdiction shall not render unenforceable that provision in any other jurisdiction.

ACCEPTANCE OF AGREEMENT **THIS IS A BINDING CONTRACT. IT CANNOT BE CANCELED. READ IT CAREFULLY BEFORE SIGNING AND CALL US IF YOU HAVE ANY QUESTIONS.**

PER THE ARRANGEMENT WITH YOUR VENDOR, YOU HEREBY DIRECT THAT WE PAY YOUR VENDOR FOR THE PRODUCTS, NOTWITHSTANDING THAT YOU HAVE NOT RECEIVED SOME OR ALL OF THE PRODUCTS AND/OR NOT ALL OF THE PRODUCTS HAVE BEEN INSTALLED (WHERE APPLICABLE) AND ACCEPTED BY YOU. YOU AGREE THAT ANY ISSUES YOU MAY HAVE CONCERNING THE DELIVERY, INSTALLATION, IMPLEMENTATION AND/OR QUALITY OF THE PRODUCTS WILL BE RESOLVED EXCLUSIVELY BETWEEN YOU AND THE VENDOR. ONCE YOU SIGN THIS AGREEMENT AND WE ACCEPT IT, YOUR PAYMENT OBLIGATIONS TO US UNDER THIS AGREEMENT ARE NON-CANCELABLE AND IRREVOCABLE AND YOU WILL BE RESPONSIBLE TO MAKE ALL PAYMENTS AND COMPLY WITH ALL OTHER TERMS AND CONDITIONS UNDER THE AGREEMENT.

X Peter Tezza (DocuSigned by: 60DCB3DF3D6344C...)	Peter Tezza	CEO	8/11/2022
Signature of Customer	Print Name of Signer	Title	Date
D Smith (DocuSigned by: 30B6BE923AB44A5...)	D Smith		8/15/2022
Accepted and Signed by Marlin	Print Name of Signer	Title	Date

0023-01.2022 EFA - Under $100K with Pre-Delivery